AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT

THE AMENDMENT, effective as of June  , 2024 (the “Amendment”), to the Investment Sub-Advisory Agreement, dated June 22, 2018 (as amended from time to time, the “Agreement”), between the Parties (as defined below), is entered into by and between J.P. Morgan Private Investments Inc. (the “Adviser”) and Pacific Investment Management Company LLC (the “Subadviser” or “PIMCO” and, together with the Adviser, the “Parties”). Capitalized terms used herein not otherwise defined shall have the meaning set forth in the Agreement.

WHEREAS, pursuant to the Agreement, the Sub-adviser provides certain investment subadvisory services to the series of the Six Circles Trust (the “Trust”) set forth on Appendix A of the Agreement;

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated June 22, 2018, as amended as of June  , 2024, with the Trust (the “Advisory Agreement”) with respect to the Six Circles Muti-Strategy Fund (“Muti-Strategy Fund”);

WHEREAS, the Adviser represents that the Advisory Agreement permits the Adviser to employ subadvisers to perform certain of its duties under the Advisory Agreement, subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser desires to retain the Subadviser to provide an additional investment strategy sleeve with respect to the Multi-Strategy Fund in the provision of a continuous investment program for that portion of the assets of the Multi-Strategy Fund which the Adviser may from time to time allocate to the Subadviser in accordance with the terms of the Agreement and the Subadviser is willing to furnish such services;

WHEREAS, the Parties desire to amend Appendix A of the Agreement to add the Multi-Strategy Fund, so that the Subadviser may render certain investment sub-advisory services for the Multi-Strategy Fund pursuant to the Agreement in addition to the other Subadviser Assets set forth in Appendix A; and

WHEREAS, Section 14 of the Agreement provides that the Agreement may be amended by a written instrument signed by both Parties.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the Parties hereto agree as follows:

W I T N E S S E T H:

1.

The Parties hereby agree that Appendix A of the Agreement is hereby deleted and replaced in its entirety with the Appendix A attached hereto and incorporated into the Agreement, to become effective with respect to the Multi-Strategy Fund on the date set forth above (the “Effective Date”).

2.

With respect to the Multi-Strategy Fund, this Amendment shall continue in effect for a period of two years from the Effective Date, and thereafter, shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust (the “Board”) or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Credit Opportunities Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to the Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

3.

The Subadviser has provided the Adviser and the Trust with a copy of its Form ADV Part 2 as most recently filed with the SEC and hereafter will provide a copy of its annual amendment to the Adviser. The Adviser acknowledges receipt of the Subadviser’s Form ADV more than 48 hours prior to the execution of this Agreement.

4.	The Parties acknowledge that each of its representations and warranties contained in the Agreement are true and correct as of the Effective Date.

5.	Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized signatories as of the date and year first written above.

J.P. MORGAN PRIVATE INVESTMENTS INC.

By:
Name:	Mary Savino
Title:	Managing Director

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC
By:
Name:	Robert O. Young
Title:	Managing Director

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